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                                                                     EXHIBIT (l)

                                    May 23, 1997



MuniHoldings Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536


Dear Sirs and Mesdames:

     This opinion is being furnished in connection with the registration by MuniHoldings Fund, Inc., a Maryland corporation (the "Fund"), of 4,400 shares of its Auction Market Preferred Stock, with a par value of $0.10 per share and a liquidation preference of $25,000 per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) (the "Shares"), under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Fund's registration statement on Form N-2, as amended (the "Registration Statement"), under the Securities Act. The Shares will be issued pursuant to the Articles Supplementary (the "Articles Supplementary") to be filed with the State Department of Assessments and Taxation of Maryland (the "State Department").
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     As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended, the By-Laws of the Fund, as amended, and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, following the filing of the Articles Supplementary with the State Department and upon issuance and sale in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable shares of preferred stock of the Fund.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

                                    Very truly yours,


                                    /s/ BROWN & WOOD

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